As filed with the Securities and Exchange Commission on December 17, 1998
                                                      Registration No. 333-58097
                                   ----------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                  FORM S-3 MEF
                         POST EFFECTIVE AMENDMENT NO. 1

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                              CEC PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                                      7997
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS)
                                   13-1919940
                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                       1500 W. BALBOA BOULEVARD, SUITE 201
                         NEWPORT BEACH, CALIFORNIA 92663
                                 (714) 673-2282

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  PAUL BALALIS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CEC PROPERTIES, INC.
                       1500 W. BALBOA BOULEVARD, SUITE 201
                         NEWPORT BEACH, CALIFORNIA 92663
                                 (714) 673-2282
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             JEFFREY L. LINDEN, ESQ.
                    COHEN & LORD, A PROFESSIONAL CORPORATION
                        4720 LINCOLN BOULEVARD, SUITE 200
                        MARINA DEL REY, CALIFORNIA 90292
                            TELEPHONE: (310) 821-1163
                           TELECOPIER: (310) 821-7828

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after this Registration Statement becomes effective.

                                                   (CONTINUED ON FOLLOWING PAGE)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[X]. Registration No. 333-58097

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------- ---------------------- ------------------------ --------------------- ---------------------
                                                                   Proposed Maximum        Proposed Maximum          Amount of
   Title of Each Class of Securities           Amount To            Offering Price        Aggregate Offering       Registration
           To Be Registered                Be Registered (1)         Per Share(2)               Price                   Fee
---------------------------------------- ---------------------- ------------------------ --------------------- ---------------------

Common Stock, par value $.01 per share      2,996,300 shares                    $1.72         $5,153,636              $1,438.72
---------------------------------------- ---------------------- ------------------------ --------------------- ---------------------

         (1) In the event of a stock split, stock dividend, or similar transaction involving common stock, par value $.01 per share (the "Common Stock") of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

         (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Represents the average of the high and low bid prices (rounded to the nearest tenth) of the Common Stock as of June 25, 1998, as reported by the National Quotation Bureau, Inc.

                              ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 Subject to Completion, Dated December 17, 1998

                        2,996,300 SHARES OF COMMON STOCK

                              CEC PROPERTIES, INC.

     This Prospectus relates to an aggregate of 2,996,300 shares of common stock, par value $.01 per share (the "Common Stock"), of CEC Properties, Inc. (the "Company"), consisting of (i) the proposed offer and resale from time to time by certain stockholders of the Company (the "Selling Stockholders"), subject to certain restrictions and limitations, of an aggregate of up to 2,393,800 shares of Common Stock (the "Resale Shares") which will be acquired by the Selling Stockholders upon the conversion of Series A Convertible Preferred Stock issued in connection with shares acquired pursuant to a private placement by the Company of its Series A Convertible Preferred Stock (1,768,000 shares) purchased by the Selling Stockholders and in connection with a financial consulting arrangement (625,000 shares), and (ii) the possible issuance by the Company and resale by the recipient(s), subject to certain restrictions and limitations, of 602,500 shares of Common Stock in connection with the exercise of Warrants to purchase shares of Common Stock acquired as part of the private placement or as a portion of the fee of the placement agent in connection with the private placement (the "Warrant Shares" and, together with the Resale Shares, the "Shares"). See "PLAN OF DISTRIBUTION." The Shares registered hereby have been registered pursuant to the Company's obligations contained in a written agreement with the Selling Stockholders. The Company is registering the Resale Shares which are issued upon conversion of the outstanding Preferred Stock and the Warrant Shares to provide the holders of such Shares, other than affiliates of the Company, upon issuance, with fully tradeable shares of Common Stock. There can be no assurance, despite registration of the Shares hereunder, that any of the Resale Shares will be sold by the Selling Stockholders or that the Warrant Shares will be issued by the Company or be offered and sold by the holder(s) thereof. The holders of the Preferred Stock have advised the Company that they intend to convert their Preferred Stock upon or shortly after this registration becomes effective.

     The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders or from the resale of the Warrant Shares, when and if issued, by the holder thereof, although the Company will receive up to $1,820,313 upon the exercise of the Warrant Shares. The Company will pay all of the expenses, estimated to be approximately $25,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and disbursements and expenses attributed solely to the Selling Stockholders. See "USE OF PROCEEDS," "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

     The Company's publicly traded Common Stock is currently quoted by the National Quotation Bureau, Inc. in the OTC Electronic Bulletin Board under the symbol "CECI." On October 20, 1998, the last reported high and low bid price of the Common Stock as quoted by the National Quotation Bureau, Inc. was $.56 per share.

     The Company has registered (i) 2,393,800 Resale Shares under the Securities Act of 1933, as amended (the "Securities Act"), for possible issuance of up to 1,768,000 of such shares in connection with the conversion of the outstanding Series A Convertible Preferred Stock and subsequent resale thereof and 625,000 shares issued or to be issued to a financial consultant for resale by the Selling Stockholders, and (ii) 602,500 Warrant Shares for the possible issuance thereof by the Company in connection with the exercise of outstanding warrants and the subsequent resale thereof by the recipient(s) after such exercise. The Selling Stockholders have advised the Company that they intend to convert their shares of Preferred Stock upon or shortly after this registration becomes effective and may from time to time sell all or part of the Shares in one or more transactions on the OTC Bulletin Board. The Resale Shares may also be offered in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares in negotiated transactions, on the OTC Bulletin Board or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Alternatively, the Selling Stockholders may from time to time offer the Resale Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of securities for whom they act as agents. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

     The Resale Shares being offered hereby by the Selling Stockholders have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Resale Shares should confirm the registration thereof under the securities laws of the state in which such transactions occur, or the existence of any exemption from registration.


             FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE
        CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK,
                 SEE "RISK FACTORS" COMMENCING ON PAGE 7 HEREOF.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.




                  THE DATE OF THIS PROSPECTUS IS _______, 1998

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Each statement made in this Prospectus concerning a document filed as part of the Registration Statement is qualified in its entirety by reference to such document for a complete statement of its provisions. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, at the address set forth above, or on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

                               -----------------

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTION "SUMMARY." THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (i) COMPETITIVE CONDITIONS IN THE INDUSTRIES IN WHICH THE COMPANY OPERATES; AND (ii) GENERAL ECONOMIC CONDITIONS THAT ARE LESS FAVORABLE THAN EXPECTED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD-LOOKING STATEMENTS IS INCLUDED IN THE SECTION HEREIN ENTITLED "RISK FACTORS."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-188) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Reports on Form 10-KSB for the fiscal years ended October 31, 1996 and October 31, 1997 (Amendment No. 1 to Form 10-KSB filed July 28, 1998, Amendment No. 2 to the Form 10-KSB filed October 22, 1998, Amendment No. 3 to Form 10-KSB filed November 23, 1998 and Amendment No. 4 to Form 10-KSB filed November 30, 1998); and

     2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since October 31, 1997, consisting of (i) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended January 31, 1998, April 30, 1998, and July 31, 1998, (ii) the Company's Amendment Number 1 to its Form 10-QSB for the fiscal quarter ended January 31, 1998, dated June 15, 1998, (iii) the Company's Form 8-K for the event of October 1, 1998, filed October 8, 1998, (iv) the Company's Amendment Number 1 to its Form 8-K for the event of October 31, 1997 filed October 13, 1998, (v) the Company's Amendment Number 2 to its Form 8-K for the event of October 31, 1997, filed November 23, 1998, (vi) the Company's Amendment Number 3 to its Form 8-K for the event of October 31, 1997, filed November 30, 1998, (vii) the Company's Amendment Number 1 to its Form 8-K for the event of October 1, 1998, filed December 14, 1998; and


     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner of the Shares, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to: Stockholder Relations Department, CEC Properties, Inc. 1500 W. Balboa Blvd., Suite 201 Newport Beach, CA 92663.

                                     SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." ALL REFERENCES TO FISCAL YEARS REFER TO THE FISCAL YEAR OF THE COMPANY ENDING OCTOBER 31. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO CEC PROPERTIES, INC., ITS SUBSIDIARIES AND PREDECESSORS.

                                   THE COMPANY

     The Company is currently engaged in the management of golf courses with a current portfolio of six golf properties consisting of public (or daily fee) courses. Two of the Company's courses are in the Atlanta, Georgia area and as a result of the Company's October 1, 1998, acquisition of First Golf Corporation it also now manages four additional courses, two of which are located in Arizona and two of which are located outside of Las Vegas, Nevada, as well as now engaging in the construction management of golf courses. The areas in which the managed golf courses are located have large golfing populations and attractive climates. Additionally, the Company has entered into a 50 year lease to construct an 18 hole golf course in the Cherokee County area of Atlanta, Georgia. The Company also maintains a driving range in the Atlanta area for which it receives a monthly fee. The clustering in the Atlanta, Georgia area enables the Company to efficiently manage its courses and improve profitability by sharing many administrative functions and capitalizing on joint marketing opportunities and economies of scale.

     The Company was incorporated in Delaware in 1960. Prior to 1995, the Company then known as Ben Wa International, Inc., was largely inactive for many years. In 1995, Paul Balalis, president, chief executive officer and chairman of the Board of Directors, acquired control of the Company, changed its name and was principally responsible in causing the Company to embark upon its current strategy. The Company's principal office is located at 1500 West Balboa Boulevard, Suite 201, Newport Beach, California 92663, and its telephone number is 714-673-2282.

                                  THE OFFERING

SECURITIES OFFERED......................   2,996,300 shares of Common Stock,
                                           consisting of (i) 2,393,800 shares of
                                           Common Stock for sale by the Selling
                                           Stockholders; and (ii) 602,500 shares
                                           of Common Stock for issuance by the
                                           Company in connection with the
                                           exercise of outstanding Warrants. See
                                           "DESCRIPTION OF COMMON STOCK."

COMMON STOCK OUTSTANDING PRIOR
TO THE OFFERING (1).....................   12,676,724 shares of Common Stock

CONVERTIBLE PREFERRED STOCK OUTSTANDING,
PRIOR TO THE OFFERING (2)...............   1,005,000 shares of Convertible
                                           Preferred Stock
COMMON STOCK TO BE OUTSTANDING
AFTER THE OFFERING (2)..................   15,673,024 shares of Common Stock

CONVERTIBLE PREFERRED STOCK TO BE
OUTSTANDING AFTER THE OFFERING..........   None

USE OF PROCEEDS.........................   The Company will not receive any
                                           proceeds from the sale of the Resale
                                           Shares by the Selling Stockholders or
                                           from the resale of the Warrant
                                           Shares, when and if issued, by the
                                           holder thereof (although it will
                                           receive up to $1,820,313 upon
                                           exercise of the Warrant Shares). See
                                           "USE OF PROCEEDS."

TRADING SYMBOL..........................   The Common Stock is traded on the OTC
                                           Bulletin Board under the symbol CECI.






------------------------


1 Does not include, as of October 20, 1998, 155,000, shares of Common Stock issuable upon exercise of certain options.

2 Does not include, as of October 20, 1998, 155,000 shares of Common Stock issuable upon exercise of certain options, but assumes all Warrant Shares are exercised and all Preferred Stock will be converted to the Common Stock offered hereby, at the maximum rate.

                                  RISK FACTORS

     IN CONSIDERING THE MATTERS SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BELOW AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

     WORKING CAPITAL DEFICIT; ADDITIONAL PROCEEDS REQUIRED

     As of April 30, 1998, the Company had a working capital deficit of $403,061 primarily due to the costs of the Company's recent acquisitions, which the Company eliminated in late May with the proceeds from an approximately $1,000,000 private placement. However, there can be no assurance that the Company will be able to successfully operate its current business and other operations that may be acquired in the future. The Company believes that the net proceeds of the private placement (approximately $850,000), debt financing of approximately $8,000,000 in connection with the construction of new golf courses and cash flow from operations, will be sufficient to allow the Company to conduct its operations as currently contemplated for a period of approximately 18 months from the date of this Prospectus. The Company has not yet obtained the $8,000,000 of construction financing and there can be no assurance said funds or other funds which may be required will be available and if available will be on terms and conditions acceptable to the Company. In the event that the Company plans change or prove to be inaccurate, the Company would be required to seek partners, or additional financing sooner than currently anticipated or may be required to curtail its activities.

                      LIMITED OPERATING HISTORY; NET LOSSES

     Since its reorganization in April, 1995, the Company has been in an early development stage in which its activities have been concentrated first on the acquisition of single family commercial residential properties and since late 1997, on the acquisition, lease and management of golf course properties. The Company has experienced net losses since its inception. Net losses for the fiscal years ended October 31, 1996, and 1997 were approximately $72,000 and $94,000, respectively, and net losses for the nine months ended July 31, 1998 were $75,000. There can be no assurance that the Company's future operations will generate operating income or net income or sufficient cash flow to pay its obligations. The Company is subject to all of the risks inherent in the operation of a recently established business enterprise. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in the construction and opening of new golf courses.

                  SHORT-TERM LEASES; LEASES WITH MUNICIPALITIES

     The Company's leases with municipalities at the two courses it currently operates are subject to provisions which restrict the Company's ability to increase greens fees and other charges. Absent modifications, such restrictions will have an adverse effect on the Company's ability to increase revenue and improve operating cash flow at those courses. It is probable that any new leases with municipalities will also include similar restrictions. Additionally, the two courses currently managed by the Company are leased for short terms of two to four years requiring continual renewal. While the Company believes that historical precedent favors renewal there is no guaranty of such renewal or that renewal will be at rates and on terms which are acceptable or economic. In any event, the municipalities retain the right to terminate the leases at any time on 60 days prior notice. The termination of either of the Company's leases would have a material adverse effect on the Company. If any of the Company's leases were terminated there can be no assurance that the Company would be able to enter into leases for comparable facilities on favorable terms, or at all.

                     ALL REVENUES GENERATED FROM TWO COURSES

     Substantially all of the Company's operating income through October 1, 1998, was generated by the management of two golf courses, which have only recently been acquired. As a result, the Company will rely on cash received from these courses as well as the four new golf course management contracts acquired on October 1, 1998 and the then acquired golf course construction management entity to provide the majority of the funds necessary to meet its debt service obligations and operating expenses.

             ACQUISITION STRATEGY AND RISKS RELATED TO RAPID GROWTH

     The Company's ability to significantly increase revenues and operating cash flow over time depends in large part upon its success in leasing and constructing or acquiring additional golf courses upon satisfactory terms. The Company is currently involved in the investigation and evaluation of potential golf course acquisitions. Acquisitions consist of a number of risks, including the diversion of management's attention from day-to-day operations. Certain acquisitions may consume a substantial portion of the Company's financial resources. Since its reorganization in April, 1995, the Company has made acquisitions for an aggregate purchase price of approximately $1,300,000. The Company historically has financed its acquisitions through borrowing from Paul Balalis, its majority stockholder, president and chairman of the Board of Directors, internally-generated cash flow and the issuance of equity securities. The acquisition of golf courses may become more expensive in the future to the extent that demand and competition increases. The construction of new golf centers is subject to all the delays and uncertainties associated with construction projects generally. There can be no assurance that the Company will be able to consummate leasing transactions or acquisitions of additional golf courses on satisfactory terms, or that the Company will be effective in managing its future growth or in assimilating acquisitions, or that any failure to manage growth or successfully assimilate such acquisitions will not have a material adverse effect on the Company's business, operating results and financial condition.

     The Company's ability to effect its growth strategy depends to a significant degree on its ability to obtain additional long-term debt or equity capital. The Company has no commitments for additional borrowings or sales of equity, and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms favorable to the Company or that any contractual arrangements or acquisition will not result in the Company incurring any additional indebtedness.

UNCERTAINTIES SURROUNDING DILUTIVE IMPACT OF AND CAPITAL REQUIREMENTS RELATING TO GROWTH STRATEGY

     In order to grow its business by means of acquisitions, the Company will require significant capital resources, both for the payment of the cost of acquiring businesses, and for the effective integration, operation and expansion of the acquired businesses. In the past, the Company has utilized its Common Stock as a means of making payment for acquired businesses. Depending on the agreed-upon value of the acquired business and the value of the Common Stock, the Company may be required to issue a large number of additional shares of Common Stock, thereby diluting existing stockholders. Alternatively, to avoid such dilution, or if the acquisition candidate is unwilling to accept Common Stock as all or part of the consideration for the transaction, the Company might be required to utilize more of its cash resources (if available), or may be required to seek additional capital. There can be no assurance that such additional capital, if and when required, will be available on terms acceptable to the Company, if at all. If the Company is unable to obtain required capital resources, its growth could be limited, and its existing operations could be impaired.

COMPETITION; SUITABLE LOCATIONS

     The Company competes for the purchase, lease and management of golf courses with national and regional golf course companies. Many of the Company's competitors have larger staffs and more golf courses currently owned, leased or under management than does the Company. In addition, many of the Company's competitors may have significantly greater financial resources, experience and customer recognition than does the Company.

     Golf courses are also subject to competition for players and members from other golf courses located in the same geographic areas. The Company believes that the location of the golf course is one of the most important factors in the success of such a course. The number and quality of golf courses in a particular area could have a material effect on the revenue of a golf course. The availability of sufficient acreage often limits the number of competing courses, particularly in metropolitan areas. However, the parts of Georgia, Arizona and Nevada in which the Company's existing and planned properties are clustered have significant open land available, and there has been continued construction of both public and private golf facilities in those areas. The Company carefully evaluates these and other factors before acquiring a golf course, and tailors its marketing strategy to fit the demographic and competitive characteristics of the community. However there can be no assurance that the Company will be able to obtain additional suitable locations on favorable terms or at all.

                            RELIANCE ON KEY PERSONNEL

     The success of the Company is largely dependent upon the expertise and abilities of Milton Abell and to a lesser extent Thomas Quinn as well as its ability to attract and retain qualified golf course general managers and superintendents. There is significant competition in the golf course management industry for qualified personnel, and there can be no assurance that the Company will be able to retain its existing senior management or golf course personnel or recruit new personnel to support its acquisition plans.

             FACTORS AFFECTING GOLF PARTICIPATION; COURSE CONDITIONS

     The success of efforts to increase the number of rounds played at a public golf course have historically been dependent upon discretionary spending by consumers, which may be adversely affected by general and regional economic conditions, particularly those that affect southern California, and the Atlanta, Georgia areas. Golf participation has increased significantly since 1970. Although the Company believes that demographic trends indicate that it will be well positioned to grow its business and improve its financial performance, a decrease in the number of golfers or their rates of participation or in consumer spending on golf could have an adverse effect on the Company's financial condition and results of operations.

     General turf grass conditions must be satisfactory to attract play on the Company's courses. Severe weather or other factors, including disease, could cause unexpected problems with turf grass conditions at any golf course or at courses located in the same geographic region. Turf grass conditions at each of the Company's golf courses also depend to a large extent on the quality and quantity of available water. The availability of sufficient water is affected by various factors, many of which are not under the Company's control. The Company believes that it has access to sufficient water to operate its courses in the manner in which they are currently operated. However, there can be no assurance that certain conditions, including weather, government regulation or environmental concerns, which could adversely affect the supply of water to a particular golf course, may not arise in the future.

     The Company will operate golf courses in at least one state which has experienced natural conditions which are beyond its control (such as periods of extraordinarily dry, wet, hot or cold weather, or unforeseen natural events such as storms, hurricanes, fires, floods or earthquakes). These conditions may occur at any time and may have a significant impact on the condition and availability of one or more golf courses for play and on the number of customers a golf course can attract. Except for fire insurance, the Company does not carry insurance against the effect of such conditions, which the Company believes to be consistent with standard practice in the industry. However, the occurrence or recurrence of any such conditions may require increased capital expenditures by the Company to the extent the Company is not insured and have a material adverse effect on the Company's financial condition and results of operations.

                             GOVERNMENTAL REGULATION

     Operations at the Company's golf courses involve the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, motor oil and gasoline. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removing such hazardous substances that are released on or in its property and for remediation of its property. Such laws often impose liability regardless of whether a property owner or operator knew of, or was responsible for, the release of hazardous materials. In addition, the presence of such hazardous substances, or the failure to remediate the surrounding soil when such substances are released, may adversely affect the ability of a property owner to sell such real estate or to pledge such property as collateral for a loan. The Company has not been informed by any governmental authority of any non-compliance or violation of any environmental or other laws, ordinances or regulations and the Company believes that it is in substantial compliance with all such laws, ordinances or regulations applicable to its properties or operation. However, the Company has not performed invasive procedures such as soil sampling or ground water analysis on any of the golf courses it operates, and there may be potential environmental liabilities or conditions of which the Company is not aware.

                  DEPENDENCE ON DISCRETIONARY CONSUMER SPENDING

     The amount spent by consumers on discretionary items, such as family and entertainment activities like those offered by the Company's golf courses, have historically been dependent upon levels of discretionary income, which may be adversely affected by general economic conditions. A decrease in consumer spending on golf could have an adverse effect on the Company's financial condition and results of operation.

                                SEASONAL RESULTS

     While this Company's present golf courses are not normally materially impacted by weather, nevertheless, future golf courses which the Company may consider might be located in areas which are so impacted. In such event, the Company anticipates that the second and third quarters of the year would then account for a greater portion of the Company's operating revenue than would the first and fourth quarters of the year. This would be primarily due to an outdoor playing season limited by weather conditions. Also, golfers are less inclined to play when weather conditions limit their ability. This seasonal pattern may then cause the Company's result of operations to vary significantly from quarter to quarter.

                          FUTURE SALES OF COMMON STOCK

     110,000 shares of Common Stock currently outstanding (not including the Shares covered by this Prospectus), are "restricted securities" as that term is defined in Rule 144 promulgated under the 1933 Act, and under certain circumstances may be sold without registration pursuant to such Rule. Further, in the event this registration is not effected by December 31, 1998, the Company has agreed to issue an additional ten percent of the shares of Common Stock to each holder of the Preferred Stock, or if previously converted, to the holder of the underlying Common Stock. All of those shares, will become publicly tradeable over the next one year. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then-prevailing market price of the Common Stock, although any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect. The sale, or the availability for sale, of additional securities in the public market at any time subsequent to this offering could adversely affect the prevailing market price of the Company's securities.

                            NO ANTICIPATED DIVIDENDS

     The Company does not anticipate paying any cash dividends in the foreseeable future, but rather intends to retain future earnings for reinvestment in the Company's business.

                          POSSIBLE VOLATILITY OF PRICES

     There can be no assurance as to the liquidity of investments in the Shares, or as to the price holders may realize upon the sale of the Shares. These prices are determined in the market place and may be influenced by many factors, including variations in the quarterly operating results of the Company, fiscal trends in the golf industry (including legislative and regulatory proposals and changes), the depth and liquidity of the market for the Common Stock, the market price of the Common Stock, interest rates, investor perception of the Company and general economic and market conditions. The market price of the Common Stock may be highly volatile.


                   EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

     For the respective terms of the 155,000 outstanding warrants and options (not including the Warrant Shares), the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interests of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options. The holders of such securities may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by therein.

                                 PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 6,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. There are presently 1,005,000 of such shares outstanding. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions and the rights of the holders of the Preferred Stock), to issue up to an additional 4,995,000 shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstance, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

                          OTC ELECTRONIC BULLETIN BOARD

     The Common Stock is traded in the over-the-counter market and is quoted on the OTC Electronic Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq SmallCap Market or Nasdaq National Market. There can be no assurance that the Company's Common Stock will be eligible for quotation on any market which affords, among other things, greater liquidity, at any time in the foreseeable future.

                             PENNY STOCK REGULATIONS

     Shares of the Common Stock are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, (the "1934 Act"), which imposes certain sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The Commission has adopted regulations which define a "penny stock" to be an equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, unless exempt, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative, and of current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers of the Shares to sell any of the Shares acquired hereby in the secondary market. Accordingly, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Resale Shares being offered by the Selling Stockholders hereunder nor will it receive any proceeds from the resale of the Warrant Shares, when and if issued, by the holder(s) thereof. The Warrant Shares will, upon exercise produce an aggregate $1,820,313 for the Company which the Company will utilize for acquisition of additional golf course properties and working capital. Because the exercise prices presently significantly exceed the public market value of the Company's Common Stock it is impossible to predict if or when such Warrant Shares will be exercised. Accordingly, since the Company is unaware of the timing of the various Warrant exercises it is impossible to presently precisely determine the use of proceeds. Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $25,000.

                              SELLING STOCKHOLDERS

     Of the 2,996,300 Shares offered hereby, 1,005,000 shares of Series A Convertible Preferred Stock is outstanding, which is convertible into the shares of Common Stock registered hereby which together with 625,000 shares of Common Stock issued or to be issued to a financial consultant constitute 2,393,800 Resale Shares issued by the Company to the Selling Stockholders. The following table sets forth (i) the description of the Selling Stockholders, (ii) the maximum aggregate number of Shares of Common Stock into which the outstanding Series A Convertible Preferred Stock can be converted and the Common Stock held or to be held by the financial consultant, beneficially owned by the Selling Stockholders as of June 25, 1998, (iii) the aggregate number of Shares of Common Stock which may be offered for sale for the account of the Selling Stockholders from time to time pursuant to this Prospectus, and (iv) the amount and percentage of Shares of Common Stock which would be beneficially owned by the Selling Stockholders pursuant to this Prospectus, if they are all offered and sold, and assuming the Selling Stockholders do not acquire any additional shares of Common Stock. Unless otherwise indicated, all beneficial ownership consists solely of Resale Shares and Warrant Shares. Because the Selling Stockholders may offer all, some or none of the Shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of the Shares, no definitive estimate as to the number of Shares that will be held by the Selling Stockholders after such offering can be provided, and the following table was prepared on the assumption that all Shares sold under this Prospectus will be sold to parties unaffiliated with the Selling Stockholders.

     Pursuant to Rule 416 of the Securities Act, the Selling Stockholders may also offer and sell shares of Common Stock issued as a result of stock splits, stock dividends and anti-dilution provisions. To the knowledge of the Company, the Selling Stockholders referred to herein have not held any position, office or had any other material relationship with the Company or any predecessor in the past three years, except that Equisource, Inc. serves as a financial consultant to the Company and Earnhardt Co., Inc. served as the placement agent for the Company's recently completed private placement.





                                                                   SHARES OF COMMON STOCK TO BE
                                      BENEFICIAL OWNERSHIP             OFFERED FOR THE SELLING      BENEFICIAL OWNERSHIP
                                        PRIOR TO OFFERING               STOCKHOLDERS' ACCOUNT        AFTER OFFERING (2)
                                        -----------------              ---------------------         ------------------
    NAME OR DESCRIPTION              SHARES       PERCENTAGE (1)     SHARES       PERCENTAGE      SHARES       PERCENTAGE
    -------------------              ------       ----------         ------       ----------      ------       ----------
Robert Bier, DPM                     113,000(3)           (8)        113,000(3)           (8)        0              0
Herman Brockman                      282,500(1)          1.7%        282,500(1)          1.7%        0              0
Brookside Associates, Inc.           180,800(4)          1.1%        180,800(4)          1.1%        0              0
Earnhardt Co., Inc.                  100,000(7)           (8)        100,000(7)           (8)        0              0
Equisource, Inc.                     625,000             3.9%        625,000             3.9%        0              0
Sanford I. Feld                      282,500(1)          1.7%        282,500(1)          1.7%        0              0
Evdoxia Koritsoglov                  282,500(1)          1.7%        282,500(1)          1.7%        0              0
Jeffrey London                       113,000(3)           (8)        113,000(3)           (8)        0              0
Nemesis Corporation                  113,000(3)           (8)        113,000(3)           (8)        0              0
Jerry Pisano                         226,000(2)          1.4%        226,000(2)          1.4%        0              0
Retina Center of New Jersey          226,000(2)          1.4%        226,000(2)          1.4%        0              0
F.H. Spin, M.D. and A.J.
Inverno, M.D.                        113,000(3)           (8)        113,000(3)           (8)        0              0
Sycamore Group Ltd., Inc.            226,000(2)          1.4%        226,000(2)          1.4%        0              0
Vassar Overseas Corporation          113,000(3)           (8)        113,000(3)           (8)        0              0


---------------------------

     (1) Includes 125,000 shares of Series A Convertible Preferred Stock on conversion and 62,500 Warrant Shares

     (2) Includes 100,000 shares of Series A Convertible Preferred Stock on conversion and 50,000 Warrant Shares

     (3) Includes 50,000 shares of Series A Convertible Preferred Stock on conversion and 25,000 Warrant Shares

     (4) Includes 80,000 shares of Series A Convertible Preferred Stock on conversion and 40,000 Warrant Shares

     (5) Percentage based on 15,512,224 shares of Common Stock outstanding as of June 30, 1998.

     (6) Assumes the Selling Stockholders disposes of all Resale Shares and Warrant Shares covered by this Prospectus and does not acquire any additional shares of Common Stock.

     (7)  100,000 Warrant Shares

     (8)  Less than 1%.

                              PLAN OF DISTRIBUTION

     The Company has registered under the Securities Act (i) 2,996,300 Resale Shares for resale by the Selling Stockholders, and (ii) 602,500 Shares for possible issuance by the Company in connection with the outstanding warrants and subsequent resale by the recipient(s).

     The Resale Shares and Warrant Shares registered hereby have been registered pursuant to the Company's obligations contained in a written agreement with the Selling Stockholders. The Company has agreed to keep the Registration Statement of which this Prospectus is a part effective for a period of not less than nine months after the Resale Shares and the Warrant Shares may first be publicly sold. In connection with this offering, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.

     The Selling Stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Resale Shares or the Warrant Shares by the Selling Stockholders. The foregoing may limit the marketability of the Shares.

     In order to comply with the securities laws of certain states, if applicable, the Resale Shares and Warrant Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Resale Shares and Warrant Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     The Resale Shares and Warrant Shares offered hereby may, upon compliance with applicable state securities laws, be sold from time to time to purchasers directly by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest, or in negotiated transactions and on the OTC Bulletin Board through brokers or dealers, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Alternatively, subject to the selling restrictions described above (including volume restrictions and use of designated brokers), the Selling Stockholders may from time to time offer the Resale Shares and the Warrant Shares offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Resale Shares and Warrant Shares for whom they may act as agents.

     The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Resale Shares and Warrant Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Resale Shares and Warrant Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of Resale Shares and Warrant Shares is made, to the extent required, a supplement to this Prospectus, if required, will be filed with the Commission which will set forth the aggregate amount of Resale Shares and Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The Resale Shares and Warrant Shares offered hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of sale, at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Resale Shares and Warrant Shares.

     The Company may issue 602,500 Warrant Shares in connection with the exercise of warrants by certain parties. The Company is registering the Warrant Shares to provide the holder(s) of such Shares upon issuance, with freely tradeable shares of Common Stock.

     The Company will not receive any proceeds from the sale of the Resale Shares and Warrant Shares being offered by the Selling Stockholders hereunder nor will it receive any proceeds from the resale of the Shares, when and if issued, by the holder(s) thereof. There can be no assurance that any of the Resale Shares and Warrant will be sold by the Selling Stockholders or that the Warrant Shares will be issued by the Company or resold by the holder(s) thereof.

     The Company has agreed to pay all of the expenses, estimated to be approximately $35,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and disbursements attributed solely to the Selling Stockholders and any recipient(s) of Warrant Shares.


                           DESCRIPTION OF COMMON STOCK

GENERAL

     The Company's Certificate of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock, par value $.01 per share and 6,000,000 shares of Preferred Stock, per value $.90 par share. As of September 30, 1998, an aggregate of 12,706,724 shares of Common Stock and 1,005,000 shares of Preferred Stock was outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

     The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this offering, persons acquiring Common Stock in this offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be reduced.

     Pursuant to the Company's By-Laws, except for any matters which, pursuant to the Delaware General Corporation Law ("Delaware Law"), require a greater percentage vote for approval, the holders of one-half of the outstanding Common Stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of the Company's stockholders. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to the vote of Company stockholders. Except as to any matters which, pursuant to Delaware Law, require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at any meeting (provided a quorum as aforesaid is present thereat) is sufficient to authorize, affirm or ratify any act or action, including the election of directors.

     The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Common Stock can elect all of the Directors to be elected in any election, if they choose to do so. In such event, the holders of the remaining shares of Common Stock would not be able to elect any Directors. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of Directors.

     In addition to voting at duly called meetings at which a quorum is present in person or by proxy, Delaware Law and the Company's By-Laws provide that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send to each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

PREFERRED STOCK

The Company, subject to the rights of the holders of Series A Preferred Stock, is authorized to issue up to 6,000,000 Shares of Preferred Stock, par value $.90 per share. The Preferred Stock may be issued in one or more series.

The Board of Directors of the Company is, subject to the rights of the holders of Series A Preferred Stock, authorized, without further action of the stockholders, to provide for the issuance of Preferred Stock in one or more additional series and to fix, in respect of each such series, variations on the number, designation, dividend rights, voting rights, sinking funds requirements, conversion rights, redemption rights, liquidation rights and any other rights, preferences, qualifications, restrictions or limitations on the shares of such series. Any such series may be in a preference with respect to the Common Stock as to dividends, distribution of assets upon liquidation or otherwise, voting rights or sinking fund requirements and may be convertible into any series or class of stock, including Common Stock, if the Board of Directors so determines.

The number of shares of Common Stock upon conversion of the Preferred Stock are subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock as a dividend to the holders of all outstanding shares of Common Stock or for cash in an amount per share less than the conversion price per share; subdivisions, combinations, or certain reclassifications of Common Stock; or certain issuances of rights, options, or warrants to subscribe for Common Stock. No adjustment in the conversion price will be required to be made with respect to the Preferred Stock until cumulative adjustments amount to $.01 or more; however, any such adjustment not required to be made will be carried forward and taken into account in any subsequent adjustment.

In the event of any reclassification, capital reorganization, or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding shares of Common Stock), or a sale or conveyance to another corporation of the property of the Company, as or substantially as, an entirety, each number of shares of stock or other securities, assets or cash to which a holder of the number of shares of Common Stock purchasable (at the time of such reclassification, reorganization, consolidation, merger or sale.

The Board of Directors has established the Series A Preferred Stock of which there are 1,005,000 shares outstanding. Each share of Series A Preferred Stock receives a five percent (5%) dividend, is entitled to one-half vote with the Common Stock on any matters submitted to the stockholders generally; is redeemable after the third anniversary of its issuance at one dollar per share plus any accrued and unpaid dividends, has a liquidation preference of one dollar per share; is convertible at the option of the holder of such shares into Common Stock on the basis of each share of Preferred Stock shall be convertible into that number of shares of Common Stock as shall equal an amount equal to $1.00 divided by 75% of the average bid price for the Common Stock in the public market in which it trades for the three (3) days prior to the date of conversion (but in no event less than 0.625 per share of Common Stock) (the "Conversion Price"), subject to certain adjustments. No more than 400,000 shares of Preferred Stock (i.e. one dollar per Preferred Share) may be converted in any one week period (on a first come, first served basis). In the event this registration has not become effective by December 31, 1998, then the Company will issue an additional ten percent (10%) of shares of Common Stock to each then holder of the Preferred Stock, or if previously converted, to the holder of the underlying Common Stock.

WARRANTS

The Company has (i) 502,500 Warrants outstanding, and each of which entitles the registered holder to purchase from the Company one Common Share of the Company at $3.125 through 2003, and (ii) 100,000 Warrants outstanding each of which entitle the registered holder to purchase from the Company one Common Share of the Company at $2.50 per share through 1999.

The exercise price and the number of Common Shares or other securities purchasable upon exercise of any Warrants and the number of Warrants are subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock for a consideration of less than the Market Price of the shares of Common Stock or as a dividend to the holders of all outstanding Common Stock; or subdivide, combine, the Common Stock. No adjustment in the exercise price will be required to be made with respect to the Warrants until cumulative adjustments amount to $0.01 or more; however, any such adjustment not required to be made will be carried forward and taken into account in any subsequent adjustment.

In the event of any reclassification, capital reorganization, or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding Common Stock), or a sale or conveyance to another corporation of the property of the Company, as or substantially as, an entirety, each Warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets, or cash to which a holder of the number of shares Common Stock purchasable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be in that the holder of a Warrant would thereafter be limited to exercising such Warrant at the exercise price in effect at such time for the amount of cash per share that a Warrant holder would have received had such holder exercised such Warrant and received Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the Warrant.

The Warrant Agreement contains provisions permitting the Company without the consent of any Warrant holder to supplement the Warrant Agreement in order to cure any ambiguity, to correct any provision contained therein which may be defective or inconsistent with any other provisions therein, or to make any other provisions which the Company may deem necessary or desirable and which does not adversely affect the interests of the Warrant holders.

For the life of the Warrants, the Warrant holders have the opportunity to profit from a rise in the market value of the Common Stock of the Company, with resulting dilution in the interests of the Company's stockholders by reason of exercise of Warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed equity capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants.

The holders of the Warrants do not have any of the rights or privileges of the stockholders of the Company, including voting rights and rights to receive dividends, prior to exercise of the Warrants.

TRANSFER AGENT

     The transfer agent for the Common Stock is U.S. Stock Transfer & Transfer Corporation, Glendale, California.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Cohen & Lord, a Professional Corporation, Los Angeles, California.

                             INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of the Company and its subsidiaries as of October 31, 1997 and 1996, have been incorporated by reference in this Prospectus and Registration Statement from the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1997, in reliance upon the report of Starr & Walters, independent certified public accountants, which is incorporated herein by reference, and upon the authority of said firm as independent certified public accountants.

     No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.


                                  -------------


                                TABLE OF CONTENTS


                                                          PAGE
                                                          ----
         Available Information...............................3
         Incorporation of Certain
              Documents by Reference.........................4
         Summary.............................................5
         Risk Factors........................................7
         Use of Proceeds....................................12
         Selling Stockholders...............................13
         Plan of Distribution...............................15
         Description of Common Stock........................16
         Legal Matters......................................19
         Independent Accountants............................19

                                2,996,300 SHARES

                              CEC PROPERTIES, INC.

                                  COMMON STOCK










                           --------------------------

                                   PROSPECTUS

                           --------------------------







                                DECEMBER __, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates (subject to future contingencies) that expenses in connection with the offering described in this Registration Statement other than underwriting and brokerage discounts, commissions and fees and counsel fees and disbursements attributed solely to the Selling Stockholders, if any, payable by such Selling Stockholders will be as follows:

Securities and Exchange Commission registration fee..............   $ 1,438.72
Legal fees and expenses..........................................     17,500.00*
Accounting fees and expenses.....................................      5,000.00*
Printing expenses ...............................................      2,285.00*
Miscellaneous....................................................      1,000.00*
                                                                    ------------

         Total...................................................   $ 25,223.72*
                                                                    ============

------------------------

         *  All amounts are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation limits, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law, liability of the Company's directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors in certain circumstances. This provision presently limits a director's liability except where a director (1) breaches his or her duty of loyalty to the Company of its stockholders, (2) fails to act in good faith or engages in intentional misconduct or a knowing violation of the law, (3) authorizes payment of an unlawful dividend or stock purchase or redemption, or (4) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders form seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also authorizes the Company to indemnify its directors, officers or other persons serving at the request of the Company against liabilities arising from their services in such capacities to the fullest extent permitted by law, including payment in advance of a final disposition of a director's or officer's expenses or attorneys' fees incurred in defending any action, suit or proceeding, other than in the case of an action, suit or proceeding brought by the Company on its own behalf against an officer. Presently, Delaware General Corporation Law provides that to be entitled to indemnification an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interest.

     The Company believes that these charter provisions are consistent with certain provisions of the Delaware General Corporation Law which are designed, among other things, to encourage qualified individuals to serve as directors and officers of Delaware corporations. The Company also believes these provisions will assist in maintaining and securing services of qualified directors and officers.

ITEM 16.  EXHIBITS

EXHIBIT
 NUMBER                   DESCRIPTION
 ------                   -----------

   5.1              Opinion of Cohen & Lord, a Professional Corporation

  23.1 Consent of Cohen & Lord, a Professional Corporation (included in Exhibit 5.1).

  23.2              Consent of Starr & Walters


----------------


ITEM 17.  UNDERTAKINGS.

      (a)      The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, California on this 16th day of December, 1998.

                                          CEC PROPERTIES, INC.



                                           By:  /S/ Paul Balalis
                                              ----------------------------------
                                                Paul Balalis
                                                President and
                                                Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.


           SIGNATURE                                   TITLE                                                 DATE
           ---------                                   -----                                                 ----

  ----------------------------                Chairman  of  the  Board,   President  and  Chief
  Paul Balalis                                Executive Officer (principal executive officer)           _______, 1998



  ----------------------------                Chief  Financial  Officer  and  Chief  Accounting
  Don Norbury                                 Officer                                                   _______, 1998



  ----------------------------
  Charles Packard                             Director                                                  ________,1998


  ----------------------------
  Frank Barbaro                               Director                                                  _______, 1998


  ----------------------------
  Frederick Meyer                             Director                                                  ________,1998


  ----------------------------
  Sanford Feld                                Director                                                  ________,1998


                                   EXHIBIT 5.1
                                   -----------






                                December 15, 1998


C.E.C. Properties
1500 West Balboa Boulevard
Suite 201
Newport Beach, CA 92663

Gentlepersons:

         We have acted as counsel for CEC Properties, Inc. (the "Company" and the Selling Shareholders (the "Selling Shareholders") in connection with the proposed public offering by the Selling Shareholders of 2,996,300 shares of its Common Stock, $.01 par value ("Shares"), and the registration under the Securities Act of 1933, as amended, of said Shares.

         On the basis of such investigation as we have deemed necessary, we are of the opinion that

         (1) The Company has been duly incorporated and is validly existing under the laws of Delaware.

         (2) The Shares to be sold by the Selling Shareholders have been duly authorized and, when issued by the Company, will be legally issued by the Company, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-3 which you are filing in connection with the registration of the aforementioned Shares under the Securities Act of 1933, as amended, and to the reference to us under the heading "Legal Matters" in the related prospectus.

                                            Very truly yours,



                                            COHEN & LORD, a P.C.